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                      August 8, 2022

       How Kok Choong
       Chief Executive Officer
       Agape ATP Corporation
       1705-1708 Level 17, Tower 2, Faber Towers
       Jalan Desa Bahagia, Taman Desa
       58100 Kuala Lumpur, Malaysia

                                                        Re: Agape ATP
Corporation
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed March 28,
2022
                                                            File No. 333-220144

       Dear Dr. Choong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences